CERTIFICATE OF FORMATION
OF
ALLEGHENY ENERGY GLOBAL MARKETS, LLC

The undersigned, acting as the organizer of a limited liability company under the Limited Liability Company Act of the State of Delaware (6 Del.C. Section18-101, et seq.), certifies as follows:

1. The name of the limited liability company is Allegheny Energy Global Markets, LLC (the "Company").

          2.     The address of the Company's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

          3.     The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful business or activity for which limited liability companies may be organized under the Limited Liability Company Act of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 3rd day of January, 2001.

By:	/s/ Peter C. Gyr Name: Peter C. Gyr Title: Authorized Organizer